                                                            EXHIBIT 99.11

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         This Severance Compensation Agreement ("Agreement") made and entered into as of the 28 day of Sept , 1989 , by and between Commercial
  Intertech Corp. ("Company") and Gilbert M. Manchester ("Executive").

         WHEREAS the Company's Compensation Committee of the Board of Directors ("Committee") has determined that, in light of the importance of the Executive's continued services to the stability and continuity of management of the Company and its subsidiaries, it is appropriate and in the best interests of the Company and of its shareholders to reinforce and encourage the Executive's continued disinterested attention and undistracted dedication to his duties in the potentially disturbing circumstances of a possible change in control of the Company by providing some degree of personal financial security; and

         WHEREAS in order to induce the Executive to remain in the employ of the Company or a subsidiary of the Company ("Subsidiary"), the Committee has determined that it is desirable to pay the Executive the severance compensation set forth below if the Executive's employment with the Company or a Subsidiary terminates in one of the circumstances described below following a Change in Control of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

1. DEFINITIONS.

         The following terms shall have the meaning set forth below unless the context clearly indicates otherwise:

         (a) ANNUAL CASH COMPENSATION. Annual Cash Compensation shall mean the sum of (i) the Executive's annual base salary in effect at the time the Notice of Termination is given; and (ii) an amount equal to the highest annual compensation paid in the last three (3) calendar years as compensation under the Company's Management Incentive Compensation Plan (or any successor plan).

         (b) BENEFIT PLAN. Benefit Plan means any benefit plan or arrangement including, without limitation, the Company's pension or profit sharing plan, life insurance plan, medical, dental, accident and disability plans and educational assistance reimbursement plan adopted or maintained by the Company on the effective date of this Agreement or hereinafter adopted or maintained during the term of this Agreement.

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         (c) CAUSE. The Company or a Subsidiary may terminate the Executive's employment for Cause only on the basis of: (i) the Executive's wilful and continued failure substantially to perform his duties with the Company or a Subsidiary (other than any such failure resulting from his Disability or any such failure resulting from the Executive's termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Company's Board of Directors which specifically identifies the manner in which such Board of Directors believes that the Executive has not substantially performed his duties; or (ii) the Executive's wilful engagement in conduct materially and demonstrably injurious to the Company or a Subsidiary. For purposes of this Section 1(c), no act or failure to act on the Executive's part shall be considered "wilful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or a Subsidiary. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Company's Board of Directors, at a meeting of the Board of Directors called and held for the purpose, finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth in clause (i) or (ii) of the first sentence of this Section 1(c) and specifying the particulars thereof in detail.

         (d) CHANGE IN CONTROL. A Change in Control shall be deemed to have occurred if:

                 (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have substantially the same proportionate ownership of the common stock of the surviving corporation immediately after the merger;

                 (ii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

                 (iii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

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                 (iv) any person (as such term is used in Sections 13(d) and l4(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or

                 (v) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two (2) year period.

         (e) COMPANY. Company shall mean Commercial Intertech Corp. and any successor or assign to all or substantially all of the business and/or assets which executes and delivers the agreement provided for in Section 7.1(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (f) DATE OF TERMINATION. Date of Termination shall mean (i) if this Agreement is terminated by the Company or a Subsidiary for Disability, thirty
(30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period); or (ii) if the Executive's employment is terminated for any reason other than Disability, the date on which a Notice of Termination is given.

         (g) DISABILITY. The Executive shall be deemed to have a Disability if, as a result of the Executive's incapacity due to physical or mental illness, the
Executive: (1) shall qualify for benefits under the Company's short-term disability plan or long-term disability plan adopted or maintained by the Company on the effective date of this Agreement or hereinafter adopted or maintained during the term of this Agreement; and (2) shall have been absent from his duties with the Company or a Subsidiary on a full-time basis for a continuous period of six (6) months commencing with the date of Change in Control of the Company or the first day of such absence (whichever is later).

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         (h) EMPLOYMENT BENEFITS. Employment Benefits shall mean life, health, disability and accident insurance plans and a package of "executive benefits" adopted or maintained by the Company on the effective date of this Agreement or hereinafter adopted or maintained during the term of this Agreement.

         (i) GOOD REASON. The Executive may terminate the Executive's employment for Good Reason, which shall mean in any of the following events unless it occurs with the Executive's express prior written consent:

                 (i) the assignment to the Executive by the Company or a Subsidiary of any duties inconsistent with, or a diminution of, the Executive's position, duties, titles, offices, responsibilities and status with the Company or a Subsidiary immediately prior to a Change in Control of the Company or any removal of the Executive from or any failure to reelect the Executive to any of such positions, unless the Executive's employment with the Company or a Subsidiary is terminated
         (i) by the Company or a Subsidiary for Cause, Disability or Retirement or by reason of death or (ii) by the Executive other than for Good Reason;

                 (ii) a reduction by the Company or a Subsidiary in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's or a Subsidiary's failure to increase (within fifteen
         (15) months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control of the Company in an amount which is substantially similar, on a percentage basis, to the average percentage increase in base salary for all officers of the Company or a Subsidiary effected during the preceding twelve (12) months, other than a reduction of the Executive's base salary pursuant to the terms of the Company's short-term or long-term disability plan during a period in which the Executive has a Disability and qualifies for benefits under such plan;

                 (iii) except with respect to changes required to maintain its tax-qualified status or changes generally applicable to all employees of the Company, any failure by the Company or a Subsidiary to continue in effect any Benefit Plan in which the Executive is participating at the time of a Change in Control of the Company (or to substitute and continue other plans providing the Executive with substantially similar benefits), the taking of any action by the Company or a Subsidiary which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company or the failure by the Company or a Subsidiary to provide the Executive with the number of paid vacation days to which the Executive was entitled in accordance with the vacation policies in effect at the time of a Change in Control of the Company;

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                 (iv) any failure by the Company or a Subsidiary to continue in effect any Incentive Plan in which the Executive is participating at the time of a Change in Control of the Company (or to substitute and continue other plans or arrangements providing the Executive with substantially similar benefits) or the taking of any action by the Company or a Subsidiary which would adversely affect the Executive's participation in any such Incentive Plan or reduce the Executive's benefits under any such Incentive Plan in an amount which is not substantially similar, on a percentage basis, to the average percentage reduction of benefits under any such Incentive Plan effected during the preceding twelve (12) months for all officers of the Company or a Subsidiary participating in any such Incentive Plan;

                 (v) any failure by the Company or a Subsidiary to continue in effect any Securities Plan in which the Executive is participating at the time of a Change in Control of the Company (or to substitute and continue plans or arrangements providing the Executive with substantially similar benefits) or the taking of any action by the Company or a Subsidiary which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Securities Plan;

                 (vi) a relocation of the Company's principal executive offices or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control of the Company;

                 (vii) a substantial increase in business travel obligations over such obligations as they existed at the time of a Change in Control of the Company;

                 (viii) any material breach by the Company or a Subsidiary of any provision of this Agreement;

                 (ix) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company in accordance with Section 7(a); or

                 (x) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1(k).

                 (j) INCENTIVE PLAN. Incentive Plan means any incentive plan or arrangement including, without limitation, the Company's Management Incentive Compensation Plan, annual bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits adopted or maintained by the Company on the effective date of this Agreement or hereinafter adopted or maintained during the term of this Agreement.

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         (k) NOTICE OF TERMINATION. Notice of Termination shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (l) PENSION BENEFITS. Pension Benefits shall mean all benefits under the Company's pension plan and any other plan or agreement relating to retirement benefits adopted or maintained by the Company on the effective date of this Agreement or hereinafter adopted or maintained during the term of this Agreement.

         (m) RETIREMENT. Retirement shall mean termination by the Company or a Subsidiary or by the Executive of the Executive's employment based on the Executive's having reached age sixty-five (65). Termination based on Retirement shall not include, for purposes of this Agreement, the Executive's taking of early retirement by reason of a termination by the Executive of his employment for Good Reason.

         (n) SECURITIES PLAN. Securities Plan shall mean any plan or arrangement to receive securities of the Company including, any Company plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof or to acquire stock or other securities of the Company adopted or maintained by the Company on the effective date of this Agreement or hereinafter adopted or maintained during the term of this Agreement.

2. TERM OF AGREEMENT.

         This Agreement shall commence on the date hereof and shall terminate, except to the extent that any obligation of the Company under this Agreement remains unpaid as of such time, on the earlier of (i) the date on which the Executive reaches age sixty-five (65) and (ii) the date five (5) years from the date of this Agreement; provided that this Agreement shall continue in effect until the earlier of (i) the date on which the Executive reaches age sixty-five
(65) and (ii) the date two (2) years beyond the date of termination of this Agreement as provided above if a Change in Control of the Company shall have occurred prior to such date of termination of this Agreement (and shall continue for such additional period as any obligation of the Company under this Agreement shall remain unpaid).

         It is further provided, however, that commencing on the date five (5) years after the date of this Agreement and each anniversary date of the Agreement thereafter (unless the Executive has attained age sixty-five (65)), the term of this Agreement shall automatically be extended for one (1) additional year unless not later than one (1) year prior to the date five (5) years after the date of this Agreement or subsequent anniversary date the Company or the Executive shall have given written notice to the other of its or his intention not to extend this Agreement.

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3. TERMINATION FOLLOWING CHANGE IN CONTROL.

         (a)  No compensation shall be payable to the Executive pursuant to
Section 4 of this Agreement unless and until (i) there shall have been a Change in Control of the Company while the Executive is still employed as an Executive of the Company or a Subsidiary; and (ii) the Executive's employment with the Company or a Subsidiary is terminated within two (2) years of the date of the Change in Control unless the Executive's employment is terminated (i) by the Company or a Subsidiary for Cause, Disability or Retirement or by reason of the Executive's death or (ii) by the Executive other than for Good Reason.

         (b) Any termination of the Executive's employment (i) by the Company or a Subsidiary for Cause, Disability or Retirement or by reason of the Executive's death or (ii) by the Executive for Good Reason shall be communicated to the other party by a Notice of Termination. No such purported termination by the Company or Subsidiary shall be effective without such Notice of Termination.

         (c) The Company shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of the termination of the Executive's employment (i) by the Company or a Subsidiary other than for Cause, Disability or Retirement or by reason of the Executive's death or (ii) by the Executive for Good Reason, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

4. COMPENSATION UPON TERMINATION.

         (a) If the Executive's employment with the Company or a Subsidiary is terminated (i) by the Company or a Subsidiary for Cause, Disability or Retirement or by reason of death or (ii) by the Executive other than for Good Reason, the Executive shall not be entitled to any severance compensation under this Agreement. In the event the Company or a Subsidiary provides a Notice of Termination to an Executive with a Disability and the Executive shall not have returned to the full-time performance of his duties within thirty (30) days of such Notice, the Company or Subsidiary may terminate the Executive's employment for Disability without the Executive's being entitled to any severance compensation under this Agreement. The absence of the Executive's entitlement to any benefits under this Agreement shall not prejudice the Executive's right to the full realization of any and all other benefits to which the Executive shall be entitled pursuant to the terms of any employee benefit plans or other agreements of the Company or a Subsidiary in which the Executive is a participant or to which the Executive is a party.

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         (b) If the Executive's employment by the Company or a Subsidiary is terminated (i) by the Company or a Subsidiary other than for Cause, Disability or Retirement or by reason of death or (ii) by the Executive for Good Reason, then the Executive shall be entitled to the severance compensation provided below:

                (i) The Company shall pay as severance compensation to the Executive, at the time specified in subsection (ii) below, a lump-sum severance payment equal to two times the Executive's Annual Cash Compensation reduced by any actual damages paid to the Executive by the Company as a result of the Company's termination of the Executive's employment with the Company. If the Executive is age sixty-three (63) or older on the Date of Termination, such lump-sum severance payment shall be equal to the Executive's Annual Cash Compensation multiplied by a fraction of which the numerator shall be the number of months from such date until the Executive reaches age sixty-five (65) and the denominator shall be twelve (12).

                 (ii) The severance compensation provided for in subsection (i) above shall be made not later than the tenth (10th) day following the Date of Termination; provided, however, that, if the amount of such compensation cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company but subject to the provisions of Section 4(c), of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code")) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the
         Code).

                 (iii) The Company shall arrange to provide the Executive for a period of twenty-four (24) months following the Date of Termination (or, if such date occurs after the Executive reaches age sixty-three
         (63), for a period equal to the number of months after such date until the Executive reaches age sixty-five (65)) or until the Executive's death, if earlier, with Employment Benefits substantially similar to those which the Executive was receiving immediately prior to the Notice of Termination.

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                 (iv) During the term of this Agreement and through the period of twenty-four (24) months following the Date of Termination (or, if such date occurs after the Executive reaches age sixty-three (63), for a period equal to the number of months after such date until the Executive reaches age sixty-five (65)), under the Company's pension plan in which the Executive is participating immediately prior to the Notice of Termination, all Pension Benefits shall continue to accrue to the Executive, crediting of service of the Executive with respect to Pension Benefits shall continue and the Executive shall be entitled to receive all Pension Benefits. To the extent that the amount of any Pension Benefits cannot take into account such accrual or crediting by reason of the Executive's no longer being an employee of the Company during such period, the Company shall itself pay to the Executive an amount equal to the additional benefits that would have been provided had such accrual or crediting been taken into account in calculating such pension benefits. The obligation of the Company to provide any pension benefit payment under the preceding sentence constitutes merely the unsecured promise of the Company to make such payments from its general assets, and the Executive shall have no interest in, or lien or prior claim upon, any property of the Company or a Subsidiary with respect thereto.

         (c) If after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Executive's net proceeds of the severance compensation payable under this
Section 4 would be less than the amount of the Executive's net proceeds resulting from payment of severance compensation described below, after reduction for federal income taxes, then the amount under this Section 4 (without application of the paragraph (c)) shall be reduced as hereinafter provided. If the severance compensation under this Section 4 (without application of this Section 4(c)), either alone or together with other payments to the Executive from the Company or a Subsidiary, would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations), such severance compensation shall be reduced to the largest amount that will result in no portion of the severance compensation payments under this Section 4 being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code. The determination of whether any reduction in the severance compensation payments under this Section 4(c) is to apply shall be made by the Executive in good faith after consultation with the Company, and such determination shall be conclusive and binding on the Company. The Company shall cooperate in good faith with the Executive in making such determination and in providing the necessary information for this purpose.

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5. EMPLOYMENT.

         The Executive agrees to be bound by the terms and conditions of this Agreement and to remain in the employment of the Company or Subsidiary during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control of the Company until a Change in Control of the Company has taken place or, in the opinion of the Board of Directors, such person has abandoned or terminated its efforts to effect a Change in Control of the Company. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with the right of the Executive to terminate the Executive's employment or the right of the Company or any Subsidiary to terminate the employment of the Executive with or without cause prior to a Change in Control of the Company. Nothing contained in this Agreement shall be construed as a contract of employment between the Company or a Subsidiary and the Executive or as a right of the Executive to continue in the employment of the Company or a Subsidiary, or as a limitation of the right of the Company or a Subsidiary to discharge the Executive with or without cause prior to a Change in Control of the Company.

6. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS.

         (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive's employment, or otherwise.

         (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, or other plan, arrangement, agreement or contract of the Company or a Subsidiary.

7. SUCCESSOR TO THE COMPANY; SUCCESSOR OF THE EXECUTIVE.

         (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all the business and/or assets of the company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason.

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         (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

8. MISCELLANEOUS.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

9. VALIDITY.

         The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. LEGAL FEES AND EXPENSES.

         The Company or Subsidiary shall pay all legal fees and expenses which the Executive may incur as a result of the Company's or a Subsidiary's contesting the validity, enforceability or the executive's interpretation of, or determinations under, this Agreement.

12. LAWS GOVERNING.

         This Agreement has been entered into in the State of Ohio, and shall be construed, interpreted and governed in accordance with the laws of the State of Ohio.

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13. NOTICE.

         For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

         If to the Company or a Subsidiary:

         Commercial Intertech Corp.
         1775 Logan Avenue
         P.O. Box 239
         Youngstown, Ohio  44501-0239
         Attn:  General Counsel

         If to the Executive:

         Gilbert M. Manchester
         997 Colonial Drive
         Youngstown, Ohio  44505

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE                                COMMERCIAL INTERTECH CORP.

                                         By:
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Name:   Gilbert M. Manchester            Name:    Don E. Tucker
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Title:  Secretary                        Title:   Senior Vice President
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